ICON Health & Fitness, Inc. Results of Operations for the three and six months ended November 27, 2004 January 11, 2005

For the three months ended November 27, 2004, ICON Health & Fitness, Inc. (the "Company") reported net sales of $275.4 million, compared to $309.0 million for the three months ended November 29, 2003, which represents a $33.6 million, or a 10.9% decrease over the corresponding three-month period ended November 29, 2003. For the six months ended November 27, 2004, ICON reported net sales of $406.1 million, compared to 473.3 million for the six months ended November 29, 2003, which represents a $67.2 million, or 14.2%, decrease over the corresponding six-month period ended November 29, 2003. Due to the historically high sales for the six-month period ended November 29, 2003 and the continuing weak demand, sales were lower in the six-month period ended November 27, 2004.

In the six months ended November 27, 2004, management determined that the Company's JumpKing, Inc. ("JumpKing") subsidiary would discontinue the manufacture, marketing and distribution of all outdoor recreational equipment (“outdoor recreational equipment operations”) which includes trampolines, spas and related products. The outdoor recreational equipment operations have been classified as a discontinued operation and its expenses are not included in the results of continuing operations. The results of operations for the six months ended November 27, 2004 for the outdoor recreational equipment operations have been reclassified to loss from discontinued operations. During the six months ended November 27, 2004, the Company wrote down approximately $33.4 million of assets which consisted of inventory of approximately $31.8 million and fixed assets of approximately $1.6 million. The loss from operations, net of tax, for the outdoor recreational equipment was $22.2 million and $2.0 million for the six months ended November 27, 2004 and November 29, 2003 respectively. The Company expects to complete this discontinuation of its outdoor recreational operations within twelve months. The outdoor recreational equipment operations were not part of the Company’s core business operations or its strategic focus. The outdoor recreational operations were not making a positive contribution to the Company’s earnings and also required a substantial investment in working capital.

Net loss for the three months ended November 27, 2004 was $18.0 million, compared to net income of $15.4 million for the three months ended November 29, 2003. Net loss before taxes and discontinued operations for the three months ended November 27, 2004 was $0.3 million, compared to a net income before taxes and discontinued operations of $28.6 million for the three months ended November 29, 2003. The benefit from taxes for the three months ended November 27, 2004 was $0.1 million compared to a provision of $10.6 million in the three months ended November 29, 2003. Depreciation and amortization for three months ended November 27, 2004 was $5.6 million compared to $5.6 million for the three months ended November 29, 2003. Interest expense, including amortization of deferred financing fees, for the three months ended November 27, 2004 was $7.3 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $6.7 million. The loss from discontinued operations for the three months ended November 27, 2004 net of a tax benefit of $18.3 million was $17.9 million compared to a loss on discontinued operations of $2.6 million net of tax benefit of $1.5 million for the three months ended November 29, 2003.

Net loss for the six months ended November 27, 2004 was $38.8 million, compared to net income of $13.7 million for the six months ended November 29, 2003. Net loss before taxes for the six months ended November 27, 2004 was $27.0 million, compared to a net income before taxes of $26.7 million for the six months ended November 29, 2003. The benefit from taxes for the six months ended November 27, 2004 was $10.4 million compared to a provision of $10.9 million in the six months ended November 29, 2003. Depreciation and amortization for the six months ended November 27, 2004 was $11.4 million compared to $11.1 million for the six months ended November 29, 2003. Interest expense, including amortization of deferred financing fees, for the six months ended November 27, 2004 was $13.6 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $12.7 million. The loss from discontinued operations for the six months ended November 27, 2004 net of a tax benefit of $13.9 million was $22.2 million compared to a loss on discontinued operations of $2.0 million net of tax benefit of $1.4 million for the six months ended November 29, 2003.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through early spring. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, the Company builds product inventory to prepare for the heavy demand anticipated during the upcoming peak season. This operating strategy helps the Company to realize the efficiencies of a steady pace of year-round production.

The Company defines EBITDA as income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items. The loss on discontinuing operations incurred in the six months ended November 27, 2004 meets the definition of "non-recurring" in relevant SEC guidelines. EBITDA for the three months ended November 27, 2004 was $12.6 million compared to $40.9 million for the three months ended November 29, 2003. EBITDA for the six months ended November 27, 2004 was a negative $2.0 million compared to $50.4 million for the six months ended November 29, 2003.

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the Company uses the non-GAAP measure of earnings before income taxes, depreciation and amortization (“EBITDA”) which is adjusted from the Company's GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the reader's overall understanding of the Company's current financial performance and the Company's prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that the Company believes are not indicative of the Company's core operating results. The non-GAAP measures are included to provide the Company and its investors with an alternative method for assessing the Company's operating results in a manner that is focused on the performance of the Company's ongoing operations and to provide a more consistent basis for comparison between quarters. For example, EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand the Company's business. Further, these non-GAAP results are one of the primary indicators that the Company uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provide consistency in the Company's financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The following table reconciles net income (loss) to EBITDA for the three months and six months ended November 27, 2004 and November 29, 2003, respectively:

Three months	Six months

November 27, 2004
Net income (loss)	$(18.0)	$(38.8)
Add back:
Depreciation and amortization	5.6	11.4
Benefit from income taxes	(0.2)	(10.4)
Interest expense	7.0	13.0
Amortization of deferred financing fees	0.3	0.6
Discontinued operations	17.9	22.2

EBITDA	$12.6	$(2.0)

Three months	Six months

November 29, 2003
Net income (loss)	$15.4	$13.7
Add back:
Depreciation and amortization	5.6	11.1
Provision for income taxes	10.6	10.9
Interest expense	6.4	12.4
Amortization of deferred financing fees	0.3	0.3
Discontinued operations	2.6	2.0

EBITDA	$40.9	$50.4

Total assets as of November 27, 2004 and May 31, 2004 were $681.7 million and $558.5 million, respectively. The increase in assets was primarily attributable to the increases in accounts receivable, inventory and the tax assets. Accounts receivable increased as a result of our entering into our peak periods for sales. Inventory increased as a result of peak period production, higher commodity prices i.e., steel, plastics and wood, changes in inventory mix and transportation costs. Tax assets increased to reflect the benefit going forward on the loss on discontinued operations. In addition, income taxes receivable increased as a result of the income tax refund booked for the current net operating loss that can be carried back to prior periods. Net debt (current portion of long-term debt plus long-term debt less cash) for the six-month period ended November 27, 2004 and the fiscal year ended May 31, 2004 was $395.1 million and $283.9 million, respectively. This increase represents the amounts to fund operating activities for the period, including capital expenditures purchases which were $18.1 million compared to capital expenditures of $12.2 million in the three months ended November 29, 2003.

The Company will hold a conference call with investors on Thursday, January 13, 2005; at 4:30 p.m. EST to discuss its financial results for the second quarter of fiscal 2005 filed on Form 10-Q with the Securities and Exchange Commission on January 11, 2005. The Form 10-Q can be accessed at www.sec.gov. ICON Chairman and CEO, David J. Watterson and CFO, Fred Beck, will co-host the call.

To participate by phone, please dial 888-843-6163. Callers should ask to be connected to the "ICON EARNINGS" conference call.

The Company is one of the largest manufacturer's and marketer's of fitness equipment. The Company is headquartered in Logan, Utah and has approximately 4,500 employees worldwide. The Company develops, manufactures and markets fitness equipment under the following company-owned brand names: ProForm, NordicTrack, Weslo, HealthRider, Image, JumpKing, Weider, Epic, Free Motion Fitness and, under license, Reebok and Gold's Gym.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in the Company's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com